UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GOLDEN PHOENIX MINERALS, INC.

(Exact name of registrant as specified in its charter)

Minnesota	41-1878178
(State or other jurisdiction of	(I.R.S. Employer Identification No.)

incorporation or organization)

1675 E. Prater Way, Suite 102

Sparks, Nevada 89434

(Address of Principal Executive Offices) (Zip Code)

Stock Options in Aggregate Amount of 300,000 Granted to Donald R. Prahl

Common Stock in Aggregate Amount of 200,000 Granted to Donald R. Prahl pursuant to the

Employment Agreement by and between Golden Phoenix Minerals, Inc. and Donald R. Prahl dated as of August 14, 2006

(Full title of the plans)

Kenneth S. Ripley, Chief Executive Officer

Golden Phoenix Minerals, Inc.

1675 E. Prater Way, Suite 102

Sparks, Nevada 89434

(Name and address of agent for service)

775-853-4919

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, no par value	200,000	$0.32(2)	$64,000	$6.85
Common Stock, no par value	300,000	$0.325(3)	$97,500	$10.43

(1)

This Registration Statement shall also cover any additional shares of Common Stock which becomes issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of Common Stock of Golden Phoenix Minerals, Inc.

(2)

Calculated in accordance with Rule 457(c) and (h) of the Securities Act of 1933, as amended (“Securities Act”) based upon the average of the high and low price per share of the common stock of the Registrant on August 15, 2006, as quoted on the OTCBB.

(3)	Calculated in accordance with Rule 457(h) of the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with the Note to Part I of the Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission are incorporated by reference into this registration statement.

(1)	Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005;
(2)	Registrant’s Quarterly Report on Form 10-QSB for the quarter ended March 31, 2006;
(3)	Registrant’s Quarterly Report on Form 10-QSB for the quarter ended June 30, 2006;
(4)	Registrant’s current report on Form 8-K filed on January 6, 2006;
(5)	Registrant’s current report on Form 8-K filed on January 9, 2006;
(6)	Registrant’s current report on Form 8-K filed on January 25, 2006;
(7)	Registrant’s current report on Form 8-K filed on February 27, 2006;
(8)	Registrant’s current report on Form 8-K filed on March 13, 2006;
(9)	Registrant’s current report on Form 8-K filed on March 23, 2006;
(10)	Registrant’s current report on Form 8-K filed on July 7, 2006;
(11)	Registrant’s current report on Form 8-K filed on August 17, 2006; and
(12)

The description of the Registrant’s Common Stock, no par value contained in the Registrant’s Form 10-SB filed July 30, 1997, as amended on October 22, 1997 and as further amended on December 29, 1997 pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Please note that all other documents and reports filed under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregistered all securities then remaining unsold, will be deemed to be incorporated by reference herein and will be made a part of this registration statement from the date of the filing of such documents.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of the registration statement to the extent that a statement contained herein modifies or replaces such statement. Any such statement shall not be deemed to constitute a part of this registration statement except as so modified or replaced.

Item 4.   Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

Not applicable.

Item 6.    Indemnification of Directors and Officers.

The Registrant is subject to Minnesota Statutes Chapter 302A, the Minnesota Business Corporation Act (the “Corporation Act”). Section 302A.521 of the Corporation Act provides in substance that, unless prohibited by its articles of incorporation or bylaws, a corporation must indemnify an officer or director who is made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person against judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements and reasonable expenses, including attorneys' fees and disbursements, incurred by such person in connection with the proceeding, if certain criteria are met. These criteria, all of which must be met by the person seeking indemnification, are (a) that such person has not been indemnified by another organization or employee benefit plan for the same judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys' fees and disbursements, incurred by the person in connection with the proceeding with respect to the same act or omissions; (b) that such person must have acted in good faith; (c) that no improper personal benefit was obtained by such person and such person satisfied certain statutory conflicts of interest provisions, if applicable; (d) that in the case of a criminal proceeding, such person had no reasonable cause to believe that the conduct was unlawful; and (e) that such person must have acted in a manner such person reasonably believed was in the best interests of the corporation or, in certain limited circumstances, not opposed to the best interests of the corporation. In addition, Section 302A.521, subd. 3 requires payment by the Registrant, upon written request, of reasonable expenses in advance of final disposition in certain instances. A decision as to required indemnification is made by a majority of the disinterested board of directors present at a meeting at which a disinterested quorum is present, or by a designated committee of disinterested directors, by special legal counsel, by the distinterested shareholders, or by a court.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

Exhibit Number	Description of Exhibit

4.1	Employment Agreement by and between Golden Phoenix Minerals, Inc. and Donald R. Prahl*

4.2	Non-Qualified Stock Option Agreement by and between Golden Phoenix Minerals, Inc. and Donald R. Prahl

5.1	Opinion of Bullivant Houser Bailey PC dated August 18, 2006.

23.1	Consent of Bullivant Houser Bailey PC (contained in Exhibit 5.1)

23.2	Consent of HJ & Associates, LLC, Independent Auditors

*Incorporated by reference from the Registrant’s current report on Form 8-K filed on August 17, 2006 (File No. 000-22905).

Item 9.    Undertakings.

(a)	The undersigned Registrant hereby undertakes to:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, That paragraphs (a)1(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sparks, State of Nevada.

GOLDEN PHOENIX MINERALS, INC.,

a Minnesota corporation

Dated:	August 18, 2006	By:	/s/ Kenneth S. Ripley

Kenneth S. Ripley,

Chief Executive Officer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Dated:	August 18, 2006	By:	/s/ Kenneth S. Ripley

Kenneth S. Ripley

Chief Executive Officer

(Principal Executive Officer)

Dated:	August 18, 2006	By:	/s/ Larry A. Kitchen

Larry A. Kitchen,

Principal Accounting Officer
(Principal Accounting Officer)

Dated:	August 18, 2006	By:	/s/ Jeffrey Tissier

Jeffrey Tissier,

(Director)

Dated:	August 18, 2006	By:	/s/ David A. Caldwell
David A. Caldwell,
(Director)

Dated:	August 18, 2006	By:	/s/ Ronald L. Parratt
Ronald L. Parratt,
(Director)